Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY ANNOUNCES MANAGEMENT ROLE CHANGE

NEW YORK, NY, January 22, 2013 — Alleghany Corporation (NYSE: Y) (“Alleghany”) announced today that it will expand its executive leadership team by separating the role of Chief Financial Officer from management of Alleghany’s approximately $16 billion fixed income portfolio. Accordingly, Roger B. Gorham will assume overall responsibility for Alleghany’s fixed income portfolio and will no longer serve as Chief Financial Officer once a successor is identified.

Weston M. Hicks, President and Chief Executive Officer of Alleghany stated that “Since our merger with Transatlantic, Alleghany’s fixed income portfolio has tripled in size and become considerably more complex, and it’s appropriate to have a top leader singularly focused on its management. We are pleased that Roger will bring his expertise and dedication to overseeing this portfolio.”

Alleghany plans to retain an executive search firm to assist in identifying a new Chief Financial Officer. Mr. Gorham will serve as Alleghany’s Senior Vice President and acting Chief Financial Officer until a successor is identified, at which time Mr. Gorham will be named as Senior Vice President – Head of Fixed Income and Treasurer.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) is a holding company which owns and manages operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurance organization; RSUI Group, Inc., a national underwriter of specialty property and liability insurance coverages; Capitol Transamerica Corporation, an underwriter of specialty property, casualty and surety insurance coverages; and Pacific Compensation Corporation, an underwriter of workers’ compensation insurance primarily in California.